Exhibit 99.2

_____ __, 2012

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York  10013

Oppenheimer & Co. Inc.
300 Madison Avenue
New York, New York 10017

As Representatives of

the several Underwriters listed in
Schedule 1 to the Underwriting
Agreement referred to below

Re:           Acquity Group Limited — Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Acquity Group Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”) and the Selling Shareholders listed on Schedule 2 to the Underwriting Agreement, providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”), of American Depositary Shares (“ADSs”), representing ordinary shares of the Company, par value $0.0001 per share (the “Ordinary Shares”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the ADSs, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Representatives, the undersigned will not, during the period ending 180 days after the date of the prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ADSs or Ordinary Shares, or any securities convertible into or exercisable or exchangeable for ADSs or Ordinary Shares (including without limitation, ADSs and Ordinary Shares or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of ADSs, Ordinary Shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs, Ordinary Shares or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any ADSs, Ordinary Shares or any security convertible into or exercisable or exchangeable for ADSs or Ordinary Shares without the prior written consent of the Representatives, in each case other than (A) ADSs, Ordinary Shares or other securities of the Company that are acquired by the undersigned in open market transactions after the completion of the Public Offering and (B) transfers or distributions of any ADSs or Ordinary Shares to members, limited partners, general partners or shareholders of the undersigned, any direct or indirect affiliate or subsidiary of the undersigned or any investment fund or other entity controlled or managed by the undersigned, provided that each transferee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph, and provided, further, no filing by any party under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution.

 Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by this Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Underwriting Agreement does not become effective on or before June 30, 2012, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the ADSs to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

DATAI BAY INVESTMENTS LTD.

By:	/s/ Tan Sri Dato’Azman Mokhtar
Name: Tan Sri Dato’Azman Mokhtar
Title: Authorised Signatory